Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Supernova Partners Acquisition Company, Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 16, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Supernova Partners Acquisition Company, Inc., as of September 9, 2020 and for the period from August 31, 2020 (inception) through September 9, 2020, appearing in the Registration Statement on Form S-1 (File No. 333-249053), of Supernova Partners Acquisition Company, Inc.

/s/  Marcum LLP

Marcum LLP

New York, NY

October 20, 2020